NEWS RELEASE
Investor Contact:	Media Contact:
Scott W. Dudley, Jr.	Jessica B. Willingham
314-342-0878	314-342-3300
sdudley@lacledegas.com	jwillingham@lacledegas.com
FOR IMMEDIATE RELEASE

The Laclede Group Reports Solid Fiscal 2012 Performance
Fourth Quarter Earnings Improve On Lower Expenses

ST. LOUIS (November 19, 2012) – The Laclede Group, Inc. (NYSE: LG) today reported overall solid operating results for its fourth quarter and fiscal year ended September 30, 2012. Highlights include:

All amounts per diluted share	Three Months Ended September 30		Twelve Months Ended September 30
	2012	2011	2012	2011
Earnings (Loss) Per Share (GAAP)	$(0.03)	$(0.13)	$2.79	$2.86
Net Adjustments to GAAP Earnings	$0.05	$(0.01)		$(0.07)
Net Economic Earnings (Loss) Per Share (non-GAAP)*	$0.02	$(0.14)	$2.79	$2.79
Earnings from 2011 Propane Sale				$(0.27)
Net Economic Earnings Per Share Excluding
2011 Propane Sale (non-GAAP)			$2.79	$2.52

* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

Fiscal 2012
The Laclede Group’s consolidated net income for its fiscal year ended September 30, 2012, was $62.6 million ($2.79 diluted earnings per share) compared to $63.8 million ($2.86 per share) for fiscal 2011. Fiscal 2012 net economic earnings were $62.6 million ($2.79 per share) compared to $62.4 million ($2.79 per share) last year. Excluding the impact of last year’s propane sale, net economic earnings (non-GAAP) grew by $6.3 million or 11%. Both of The Laclede Group’s primary business segments, Regulated Gas Distribution and Non-Regulated Gas Marketing, reported increases in year-over-year net income and net economic earnings.

Fourth Quarter
For its fiscal fourth quarter ended September 30, 2012, The Laclede Group reported a consolidated net loss of $0.7 million ($0.03 per share) compared to a net loss of $2.9 million ($0.13 per share) for the same period last year. Net economic earnings (non-GAAP) for the quarter were $0.4 million ($0.02 per share), compared to a loss of $3.1 million ($0.14 per share) last year. The improved results were mainly attributable to the effect of lower seasonal losses reported by the Regulated Gas Distribution segment, partially offset by reduced earnings reported by the Non-Regulated Gas Marketing segment. The Company’s earnings are seasonal in nature, and generally correspond to demand for natural gas in the heating season.

“In addition to having a solid year financially, we made excellent progress on our strategic growth initiatives, including making investments to upgrade our pipeline distribution network and IT system,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “We also realigned our organizational structure and leadership team including the October 1st appointment of Steven Lindsey as Executive Vice President and Chief Operating Officer of Distribution Operations. We are positioned to continue to deliver excellent customer service and to pursue growth opportunities in the natural gas marketplace,” she added.

REGULATED GAS DISTRIBUTION SEGMENT

Fiscal 2012
Operating revenues for this segment, representing the regulated gas operations of Laclede Gas Company, The Laclede Group’s core utility subsidiary, decreased 16% to $763.4 million in fiscal 2012. This decrease from the prior fiscal year was primarily due to lower sales volumes resulting from record warm temperatures in the utility’s service territory during the 2011-2012 heating season and lower natural gas commodity prices. The effect of reduced commodity prices on operating revenues was matched by a like reduction in natural gas expense, and had no direct impact on earnings.

Net income was $48.2 million for fiscal 2012, compared to $46.9 million for fiscal 2011. Net income increased primarily due to lower maintenance and customer service expenses and higher Infrastructure System Replacement Surcharge (ISRS) revenues. These factors were partially offset by the adverse effects of significantly warmer weather near the end of the heating season and higher benefit costs.

Fourth Quarter
Earnings are seasonal in nature and generally correspond with the heating season and, as a result, this segment typically reports a net loss in its fiscal fourth quarter. The Regulated Gas Distribution segment reported a net loss totaling $3.2 million for the quarter ended September 30, 2012, compared to a net loss of $6.1 million for the same period last year. The improvement was primarily due to increased ISRS revenues, higher net investment gains, and lower maintenance and customer service expenses.

Laclede Gas also continued to invest in its distribution system to enhance safety and reliability for its customers and in state-of-the-art technology to provide better service to its customers and to support future growth. For more information on capital expenditures, see the Cash Flows and Capital Structure section presented below.

NON-REGULATED GAS MARKETING SEGMENT

Fiscal 2012
The Non-Regulated Gas Marketing segment includes the operating results of Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas service provider. Operating revenues for this segment decreased by 46% from the prior year due to lower per unit natural gas commodity prices, as well as recording a higher percentage of its revenues and natural gas expenses on a net rather than gross basis in 2012 compared to 2011. While LER continues to specialize in procuring and delivering natural gas to meet its customers’ needs, the impact on the marketplace of the abundance of natural gas supply has resulted in LER also purchasing and selling natural gas at the same location. In accordance with GAAP, some of these activities are recorded on a net basis, and while this reduces reported operating revenues, it has no direct impact on earnings.

The Non-Regulated Gas Marketing segment reported net income of $12.3 million for fiscal 2012, compared to $10.4 million for the prior year. Net economic earnings (non-GAAP) were $12.3 million for 2012 compared to $9.0 million for 2011, with the improvement primarily due to lower transportation costs resulting from the renewal of contracts. On a GAAP basis, net income was also adversely impacted by the effect of lower net unrealized gains on energy-related derivatives compared to fiscal 2011.

Fourth Quarter
Net income for the quarter ended September 30, 2012 totaled $1.6 million, compared to $3.2 million for the same period last year. Net economic earnings (non-GAAP) totaled $2.7 million for the three months ended September 30, 2012, compared to $2.9 million for the same period last year. On a net economic earnings basis, the effect of lower sales margins was largely offset by increased transaction volumes. On a GAAP basis, the reduction in net income compared to the prior-year quarter was also attributable to higher net unrealized losses on energy-related derivatives.

OTHER

Net income reported by The Laclede Group’s other operating segments decreased $4.4 million in fiscal 2012, compared to fiscal 2011, largely due to the effect of last year’s $6.1 million in earnings from the non-regulated propane sale in April 2011. There was no sale of propane inventories in fiscal 2012. Net income for the quarter ended September 30, 2012 increased $0.9 million compared to the same quarter last year.

CASH FLOWS AND CAPITAL STRUCTURE

Net cash provided by operating activities for fiscal 2012 was $128.1 million compared to $167.2 million for fiscal 2011. The decrease is primarily attributable to the timing of collections of gas cost under Laclede Gas’s Purchased Gas Adjustment Clause, including the net effect of increased cash payments for margin deposits associated with the use of natural gas derivative instruments and changes in the cost of natural gas storage inventories. The decrease is also attributable to the effect of the non-regulated propane sale in fiscal 2011 and increased cash payments for the funding of pension plans in fiscal 2012. Excluding temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes, operating cash flows (non-GAAP) for fiscal 2012 were $104.0 million, which was comparable to $107.0 million in the prior year. See reconciliation of Operating Cash Flows (non-GAAP) to Net Cash Provided by Operating Activities (GAAP) on page 10.

Capital expenditures for fiscal 2012 and 2011 were $108.8 million and $67.6 million, respectively. The increase primarily reflects significant investments in information technology as Laclede Gas continues on its previously announced multi-year upgrade of its technology platforms. In addition, Laclede Gas accelerated the replacement of portions of its distribution system totaling 41 miles of main in fiscal 2012, up from 20 miles in the prior year.

The Laclede Group maintains a strong capital structure, which at September 30, 2012, consisted of 36% long-term debt (excluding the current portion that was retired in October 2012), down from 39% at the end of fiscal 2011. Similarly, short-term debt outstanding was $40.1 million at September 30, 2012, down from $46.0 million at September 30, 2011. The Company’s objective is to maintain a strong balance sheet, and as previously disclosed, it entered into certain debt commitments during the fourth quarter of fiscal 2012 to borrow $125 million at rates between 3.0% and 3.4% per annum, with funding delayed until December 2012 and March 2013.

For additional details on The Laclede Group’s fiscal results for the fourth quarter and year-end 2012, please see the accompanying Statements of Consolidated Income, Condensed Consolidated Balance Sheets, and Condensed Consolidated Statements of Cash Flows.

CONFERENCE CALL AND WEBCAST

At 9 a.m. Central (10 a.m. Eastern) today, the Company will host a conference call to discuss its fiscal 2012 fourth quarter and full-year financial results. To access the call, please dial the number below 5-10 minutes prior to the start time.
U.S.:	1-877-317-6789
Canada:	1-866-605-3852
International:	1-412-317-6789

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. Central (12 Noon Eastern) on November 19 and continuing until December 20, 2012, by dialing 1-877-344-7529 (U.S.) or 1-412-317-0088 (Canada/International). The Conference ID is 10020874. The webcast will be available for replay beginning November 19, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 628,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. The Laclede Group’s primary non-utility business, Laclede Energy Resources, Inc., included in the Non-Regulated Gas Marketing segment, provides non-regulated natural gas services. The Laclede Group, Inc. is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about The Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, and governmental and regulatory policy and action. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “net economic earnings per share excluding 2011 propane sale.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Non-Regulated Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture, and restructuring activities, if any. “Net economic earnings per share excluding 2011 propane sale,” which excludes the impact of the Company’s sale of excess propane inventory, provides a more comparable analysis of year-to-year results. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

This news release also includes the non-GAAP financial measure of “Operating Cash Flows.” Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011

OPERATING REVENUES
Regulated Gas Distribution	$97,466	$95,949	$763,447	$913,190
Non-Regulated Gas Marketing	70,109	173,547	358,145	669,375
Other	1,963	1,550	3,883	20,742
Total Operating Revenues	169,538	271,046	1,125,475	1,603,307
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	32,748	39,244	397,304	549,947
Other operation expenses	36,193	36,597	144,440	147,889
Maintenance	6,130	6,536	22,911	25,049
Depreciation and amortization	10,289	9,981	40,739	39,214
Taxes, other than income taxes	8,070	7,986	53,672	60,752
Total Regulated Gas Distribution Operating Expenses	93,430	100,344	659,066	822,851
Non-Regulated Gas Marketing	73,499	168,332	353,283	652,567
Other	740	571	2,524	9,642
Total Operating Expenses	167,669	269,247	1,014,873	1,485,060
Operating Income	1,869	1,799	110,602	118,247
Other Income and (Income Deductions) - Net	(499)	(2,292)	3,272	177
Interest Charges:
Interest on long-term debt	5,740	5,740	22,958	23,161
Other interest charges	446	555	1,987	2,256
Total Interest Charges	6,186	6,295	24,945	25,417
Income (Loss) Before Income Taxes	(4,816)	(6,788)	88,929	93,007
Income Tax Expense (Benefit)	(4,165)	(3,961)	26,289	29,182
Net Income (Loss)	$(651)	$(2,827)	$62,640	$63,825

Weighted Average Number of Common Shares Outstanding:
Basic	22,318	22,136	22,262	22,099
Diluted	22,318	22,136	22,340	22,171

Basic Earnings (Loss) Per Share of Common Stock	$(0.03)	$(0.13)	$2.80	$2.87
Diluted Earnings (Loss) Per Share of Common Stock	$(0.03)	$(0.13)	$2.79	$2.86

CONDENSED CONSOLIDATED BALANCE SHEETS
THE LACLEDE GROUP, INC.
(Thousands)
	September 30, 2012	September 30, 2011

ASSETS
Utility Plant	$1,497,419	$1,386,590
Less: Accumulated depreciation and amortization	478,120	457,907
Net Utility Plant	1,019,299	928,683

Other Property and Investments	56,814	55,373

Current Assets:
Cash and cash equivalents	27,457	43,277
Accounts receivable (net of allowance for doubtful accounts)	133,842	124,483
Inventories	106,472	128,360
Other	75,245	73,014
Total Current Assets	343,016	369,134

Regulatory assets and other deferred charges	461,133	429,892
Total Assets	$1,880,262	$1,783,082

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$191,146	$186,133
Retained earnings	414,581	389,298
Accumulated other comprehensive loss	(4,116)	(2,100)
Total Common Stock Equity	601,611	573,331
Long-term debt (less current portion) – Laclede Gas	339,416	364,357
Total Capitalization	941,027	937,688

Current Liabilities:
Notes payable	40,100	46,000
Accounts payable	89,503	96,561
Advance customer billings	25,146	15,230
Current portion of long-term debt	25,000	—
Accrued liabilities and other	72,375	74,143
Total Current Liabilities	252,124	231,934

Deferred Credits and Other Liabilities:
Deferred income taxes and unamortized investment tax credits	358,622	318,731
Pension and postretirement benefit costs	196,558	185,701
Regulatory liabilities	56,319	50,846
Asset retirement obligations and other	75,612	58,182
Total Deferred Credits and Other Liabilities	687,111	613,460
Total Capitalization and Liabilities	$1,880,262	$1,783,082

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
THE LACLEDE GROUP, INC.
(Thousands)
	Twelve Months Ended
	September 30,
	2012	2011

Operating Activities:
Net Income	$62,640	$63,825
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	41,339	39,764
Deferred income taxes and investment tax credits	30,554	23,885
Other – net	75	3,431
Changes in assets and liabilities	(6,507)	36,282
Net cash provided by operating activities	128,101	167,187

Investing Activities:
Capital expenditures	(108,843)	(67,638)
Other investments	3,439	631
Net cash used in investing activities	(105,404)	(67,007)

Financing Activities:
Maturity of first mortgage bonds	–	(25,000)
Repayment of short-term debt – net	(5,900)	(83,650)
Issuance of common stock	4,311	2,549
Dividends paid	(36,896)	(35,821)
Other	(32)	(1,900)
Net cash used in financing activities	(38,517)	(143,822)

Net Decrease in Cash and Cash Equivalents	(15,820)	(43,642)
Cash and Cash Equivalents at Beginning of Period	43,277	86,919
Cash and Cash Equivalents at End of Period	$27,457	$43,277

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Regulated Gas Distribution	Non- Regulated Gas Marketing	Other	Total	Per Share Amounts (2)

Quarter Ended September 30, 2012
Net Economic Earnings (Loss) (Non-GAAP)	$(3.3)	$2.7	$1.0	$0.4	$0.02
Add: Unrealized gain (loss) on energy-related derivatives (1)	0.1	(1.1)	–	(1.0)	(0.04)
Add: Lower of cost or market inventory adjustments (1)	–	0.1	–	0.1	–
Add: Realized loss on economic hedges prior to the sale of the physical commodity (1)	–	(0.1)	–	(0.1)	–
Add: Acquisition, divestiture and restructuring activities (1)	–	–	(0.1)	(0.1)	(0.01)
Net Income (Loss) (GAAP)	$(3.2)	$1.6	$0.9	$(0.7)	$(0.03)
Net Economic EPS (Non-GAAP) (2)	$(0.15)	$0.12	$0.05	$0.02
Diluted EPS (GAAP)	$(0.14)	$0.07	$0.04	$(0.03)

Quarter Ended September 30, 2011
Net Economic Earnings (Non-GAAP)	$(6.1)	$2.9	$0.1	$(3.1)	$(0.14)
Add: Unrealized gain on energy-related derivatives (1)	–	0.3	–	0.3	0.01
Net Income (GAAP)	$(6.1)	$3.2	$0.1	$(2.8)	$(0.13)
Net Economic EPS (Non-GAAP) (2)	$(0.27)	$0.13	$–	$(0.14)
Diluted EPS (GAAP)	$(0.27)	$0.15	$(0.01)	$(0.13)

Twelve Months Ended September 30, 2012
Net Economic Earnings (Non-GAAP)	$48.1	$12.3	$2.2	$62.6	$2.79
Add: Unrealized gain on energy-related derivatives (1)	0.1	0.2	–	0.3	0.02
Add: Realized loss on economic hedges prior to the sale of the physical commodity (1)	–	(0.2)	–	(0.2)	(0.01)
Add: Acquisition, divestiture and restructuring activities (1)	–	–	(0.1)	(0.1)	(0.01)
Net Income (GAAP)	$48.2	$12.3	$2.1	$62.6	$2.79
Net Economic EPS (Non-GAAP) (2)	$2.14	$0.55	$0.10	$2.79
Diluted EPS (GAAP)	$2.15	$0.55	$0.09	$2.79

Twelve Months Ended September 30, 2011
Net Economic Earnings (Non-GAAP)	$46.9	$9.0	$6.5	$62.4	$2.79
Add: Unrealized gain on energy-related derivatives (1)	–	1.4	–	1.4	0.07
Net Income (GAAP)	$46.9	$10.4	$6.5	$63.8	$2.86
Net Economic EPS (Non-GAAP) (2)	$2.10	$0.40	$0.29	$2.79
Diluted EPS (GAAP)	$2.10	$0.47	$0.29	$2.86

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended September 30, 2012 and 2011, the total net income tax (benefit) expense included in the reconciling items is $(0.7) million and $0.2 million, respectively. For the twelve months ended September 30, 2012, the total net income tax expense included in the reconciling items is negligible but is $0.9 million for the twelve months ended September 30, 2011.

(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions)
	Twelve Months Ended
	September 30,
	2012	2011

Operating Cash Flows (Non-GAAP)	$104.0	$107.0

Add (deduct):
Changes in assets and liabilities	(6.5)	36.3
Deferred income taxes and investment tax credits	30.6	23.9
Net cash provided by operating activities (GAAP)	$128.1	$167.2

Net cash used in investing activities (GAAP)	$(105.4)	$(67.0)
Net cash used in financing activities (GAAP)	$(38.5)	$(143.8)

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